Exhibit 99.3

UMB Financial Corporation News Release

1010 Grand Boulevard

Kansas City, MO 64106

816.860.7000

umb.com

//FOR IMMEDIATE RELEASE//

Media Contact: Stephanie Hollander: 816.729.1027

Investor Relations Contact: Kay Gregory: 816.860.7106

UMB Financial Corporation Declares Common and Preferred Dividends and Share Repurchase Authorization

KANSAS CITY, Mo. (April 28, 2026) – UMB Financial Corporation (Nasdaq: UMBF) announced today that the board of directors has declared the following dividends:

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A quarterly dividend of $0.43 per share on the company’s common stock (UMBF), payable on July 1, 2026, to shareholders of record as of June 10, 2026, and

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$193.75 per share of the Company's Series B 7.75% preferred stock (UMBFO), which results in a dividend of $0.484375 per depositary share. The preferred stock dividend is payable on July 15, 2026, to stockholders of record of the preferred stock as of the close of business on June 30, 2026.

The company also announced today that the board of directors has approved the repurchase of up to 2,000,000 shares of the company's common stock. Share repurchases may occur from time to time at any point until the regular meeting of the Board that immediately follows the 2027 annual meeting of the company's shareholders. Shares acquired under the repurchase program may be available for reissuance or resale, including in connection with the company's compensation plans and dividend reinvestment plan. Under the repurchase program, the company may acquire the shares from time to time in open market or privately negotiated transactions, at the discretion of management.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a financial services company headquartered in Kansas City, Mo. UMB offers commercial banking, which includes comprehensive deposit, lending, investment and retirement plan services; personal banking, which includes comprehensive deposit, lending, wealth management and financial planning services; and institutional banking, which includes asset servicing, corporate trust solutions, investment banking and healthcare services. UMB operates branches throughout Missouri, Arizona, California, Colorado, Iowa, Kansas, Illinois, Minnesota, Nebraska, New Mexico, Oklahoma, Texas, Utah, and Wisconsin. As the company’s reach continues to grow, it also serves business clients nationwide and institutional clients in several countries. For more information, visit UMB.com, UMB Blog, UMB Facebook and UMB LinkedIn.